EXHIBIT 5.1

Strasburger & Price, LLP
2301 Broadway
San Antonio, Texas 78215-1157
210.250.6000
www.strasburger.com

October 26, 2015

Royale Energy, Inc.
3777 Willow Glen Drive
El Cajon, California 92019

Re: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Royale Energy, Inc., a California Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 78,170 shares of the Company's common stock, no par value, (the "Shares") to be issued as compensation to certain directors of the Company for services rendered, as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have conducted such inquiries as we have deemed necessary for the purpose of rendering this opinion.  We have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

We are opining herein only as to the Corporations Code of the State of California, and we express no opinion with respect to any other laws.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that, when and if (a) the Registration Statement shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended; (b) the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, are taken; and (c) the Shares shall have been issued as contemplated in the Registration Statement, then all of the Shares, upon execution and delivery of proper certificates therefor, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter.

Very truly yours,

STRASBURGER & PRICE, LLP

By:   /s/ Jeremy Kell

Jeremy Kell
Licensed to Practice in California